Dated [●] 2015
UK SPV CREDIT FINANCE PLC as Issuer and DEUTSCHE TRUSTEE COMPANY LIMITED as Trustee SUPPLEMENTAL TRUST DEED supplementing the provisions of the trust deed dated 24 September 2010.
[Linklaters]
Ref: L-237036

Linklaters LLP

Table of Contents

Contents Page

1 Definitions and Interpretation	1
2 Amendments	2
3 Trust Deed	6
4 Law and Jurisdiction	7
5 Severability	7
6 Contracts (Rights of Third Parties) Act 1999	7
7 Counterparts	7
Annex	8

THIS SUPPLEMENTAL TRUST DEED is dated [●] 2015 and made between:

(1)	UK SPV CREDIT FINANCE PLC incorporated under the laws of England and Wales, whose registered office is at Fifth Floor, 6 St. Andrew Street, London EC4A 3AE, United Kingdom (the “Issuer”); and
(2)	DEUTSCHE TRUSTEE COMPANY LIMITED, a limited company incorporated under the laws of England whose registered office is at Winchester House, 1 Great Winchester Street, London EC2N 2DB, United Kingdom (the “Trustee”, which expression includes, where the context admits, all persons for the time being the trustee or trustees of this Supplemental Trust Deed).

Whereas:

(A)	On 24 September 2010, the Issuer issued U.S.$200,000,000 in aggregate principal amount of 9.375 per cent. Loan Participation Notes due 2015 (the “Notes”), issued by, but without recourse to the Issuer, for the sole purpose of funding a loan to Public Joint-Stock Company Commercial Bank “PrivatBank” (the “Borrower”) pursuant to a loan agreement dated 17 September 2010 (the “Loan Agreement”). The Notes were constituted by a trust deed dated 24 September 2010 between the Issuer and the Trustee (the “Trust Deed”).
(B)	Pursuant to an extraordinary resolution passed by the Noteholders on 7 September 2015 (the “Extraordinary Resolution”), the Noteholders sanctioned and assented to, approved, authorised, directed and empowered the Trustee to agree to certain amendments to the terms and conditions of the Notes and the Loan Agreement and the holders of the Notes have approved, authorised, directed and empowered the Trustee and the Issuer to make the necessary amendments to the Trust Deed pursuant to this Supplemental Trust Deed. As of the date of this Supplemental Trust Deed, the amendments to the Loan Agreement effected by the supplemental loan agreement dated [●] 2015 between the Issuer and the Borrower (the “Supplemental Loan Agreement”) have been executed and registered with the National Bank of Ukraine and will become effective on the date of execution and delivery of this Supplemental Trust Deed (the “Effective Date”).
(C)	The Trustee has agreed to act as trustee of this Supplemental Trust Deed on the following terms and conditions.

NOW THIS SUPPLEMENTAL TRUST DEED WITNESSES AND IT IS HEREBY DECLARED as follows:

1	Definitions and Interpretation

Terms defined in the Trust Deed shall, unless otherwise defined herein or the context requires otherwise, bear the same meanings herein. The rules of interpretation set out in the Trust Deed shall apply to this Supplemental Trust Deed.

1.1	Principles of Interpretation

In this Supplemental Trust Deed, references to a Schedule or a Clause or sub-clause, paragraph or sub-paragraph are, unless otherwise stated, to a schedule hereto or a clause or sub-clause, paragraph or sub-paragraph hereof respectively.

1.2	Headings

The headings and sub-headings are for ease of reference only and shall not affect the construction of this Supplemental Trust Deed.

2	Amendments

With effect from the Effective Date, the Trust Deed and the Terms and Conditions of the Notes shall be amended as follows:

2.1	Amended Clauses

The following clauses of the Trust Deed shall be amended as follows:

2.1.1	Clause 2.6 (Redemption) shall be deleted and replaced with the following:

“2.6 Redemption

2.6.1	In the event that the 2016 Notes Restructuring (as defined in the Loan Agreement) has occurred, and notice thereof has been given by the Issuer to the Trustee and the Principal Paying Agent and to the Noteholders in accordance with Condition 15 on or before 5 January 2016 and unless previously prepaid or repaid, the Borrower will be required to repay the Loan (together with any outstanding interest or additional amounts) in six instalments on each Amortisation Date at the related Amortisation Amount (each as defined in the Loan Agreement) and, subject to such repayment, such amount of the Notes then remaining outstanding as is equal to the aggregate principal amount of the Loan to be repaid by the Borrower will on that date be redeemed or repaid by the Issuer at the principal amount thereof.
2.6.2	If the Loan should become prepayable or repayable (and be prepaid or repaid), otherwise than as provided in sub-Clause 2.6.1 above, pursuant to the Loan Agreement prior to the Redemption Date, all Notes then remaining outstanding shall thereupon become due and redeemable or repayable in accordance with the Conditions.”
2.1.2	The following Clause 15.4A (2016 Notes Restructuring Notification) shall be inserted immediately after Clause 15.4 (Notice of Events):

“The Issuer shall as soon as reasonably practicable on receipt of the notice from the Borrower in accordance with Clause 6.1A (2016 Notes Restructuring Notification) of the Loan Agreement, give notice in writing (in the form as set out in Schedule 13 to the Trust Deed) to the Trustee and the Principal Paying Agent and the Noteholders in accordance with Condition 15 that it has received notice from the Borrower of the occurrence of, or a failure to occur of, the 2016 Notes Restructuring and deliver to the Trustee and the Principal Paying Agent a copy of the certificate of the Borrower provided in accordance with Clause 6.1A (2016 Notes Restructuring Notification) of the Loan Agreement and the Trustee shall accept and rely on such certificate without any further enquiry as sufficient evidence of such matters, in which event such certificate will be final, conclusive and binding on the Trustee (without responsibility or liability to any person), the Principal Paying Agent and the Noteholders).”

2.2	General Amendments

The following amendments shall be made to the Trust Deed:

2.2.1	all references to “Loan Participation Notes due 2015” shall be deleted and replaced with “Loan Participation Notes due 2016 (extendable to 2018)”;
2.2.2	all references to “9.375 per cent.” shall be deleted and replaced with “10.25 per cent.”;
2.2.3	all references to “23 September 2015” shall be deleted and replaced with “15 January 2016 (subject to the extension of the Notes)”;
2.2.4	the fourth paragraph of Schedule 1 of the Trust Deed shall be deleted and replaced with the following:

“together with any applicable premium and with interest on such principal sum at the rate of 10.25 per cent. per annum from (and including) [Effective Date] 2015 to (but excluding) 23 January 2016 (subject to extension of the Notes in accordance with Condition 6.1) payable in arrear on each Interest Payment Date, subject to and in accordance with the Conditions and together with any accrued and unpaid interest on such principal sum at the rate of 9.375 per cent. per annum from (and including) 23 March 2015 up to (but excluding) [Effective Date] 2015, payable in arrear on the First Interest Payment Date and calculated on the basis of a year of 360 days consisting of 12 months of 30 days each and, in the case of an incomplete month, the actual number of days elapsed.”; and

2.2.5	the form of the notice from the Issuer to the Trustee and the Principal Paying Agent referred to in Condition 6.1 (Final Redemption) of the Trust Deed as amended pursuant to this Supplemental Trust Deed which appears as the Annex hereto, shall be added as a new Schedule 13 to the Trust Deed.
2.3	Amendments to Schedule 4 of the Trust Deed

The Terms and Conditions of the Notes contained in Schedule 4 of the Trust Deed shall be modified as follows:

2.3.1	all references to “Loan Participation Notes due 23 September 2015” shall be deleted and replaced with “Loan Participation Notes due 2016 (extendable to 2018)”;
2.3.2	all references to “9.375 per cent.” shall be deleted and replaced with “10.25 per cent.”;
2.3.3	Condition 5 shall be deleted and replaced with the following:

“5 Interest

On each Interest Payment Date (or such later date as amounts equivalent to amounts of interest are received from the Bank) the Issuer shall account to the Noteholders and/or Couponholders for an amount equivalent to amounts of interest actually received by or for the account of the Issuer pursuant to the Loan Agreement, which interest under the Loan Agreement is equal to 10.25 per cent. per annum as set out in Clause 5.2 (Calculation of Interest) of the Loan Agreement (the “Rate of Interest”).

Interest shall accrue from day to day, starting from (and including) the Interest Commencement Date to (but excluding) the Redemption Date. The amount of interest payable on an Interest Payment Date (other than on the First Interest Payment Date and the Redemption Date) shall be calculated by applying the Rate of Interest to the aggregate outstanding principal amount of the Notes, dividing the product by two and rounding the resultant figure to the nearest cent (half a cent being rounded upwards). If interest is required to be calculated for any other period (including the First Interest Period and the Last Interest Period), it will be calculated on the basis of a 360-day year consisting of 12 months of 30 days each and, in the case of an incomplete month, the number of days elapsed. If, pursuant to Condition 6.2A (Amortisation Redemption), the outstanding principal amount of the Notes is partially redeemed during an Interest Period, the amount of interest payable in respect of the Notes for such Interest Period will be adjusted to reflect such redemption so that the relevant amount of interest is determined by reference to (i) the outstanding principal amount of the Notes before such partial redemption and (ii) the outstanding principal amount of the Notes following such partial redemption and as if such Interest Period were comprised of two or (as applicable) more consecutive interest periods, with interest calculations based on the number of days before and after the outstanding principal amount of the Notes was partially redeemed.

On the First Interest Payment Date (or such later date as amounts equivalent to amounts of interest are received from the Bank) the Issuer shall account to the Noteholders and/or Couponholders for an amount equivalent to amounts of interest actually received by or for the account of the Issuer pursuant to Clause 5.5 (Payment of Accrued Interest) of the Loan Agreement, which interest under the Loan Agreement represents all accrued and unpaid interest on the outstanding principal amount of the Loan in accordance with Clause 5.2 (Calculation of Interest) of the Loan Agreement at the rate of 9.375 per cent. per annum from and including the last date on which a payment of interest was made (being 23 March 2015) up to (but excluding) the Effective Date and calculated on the basis of a year of 360 days consisting of 12 months of 30 days each and, in the case of an incomplete month, the actual number of days elapsed.

In this Condition 5:

“Effective Date” means [Subject to the Extraordinary Resolutions having been passed and subject to registration of amendments to the Loan Agreement introduced by the Supplemental Loan Agreement with the NBU being complete, the date on which the Supplemental Loan Agreement, the Supplemental Trust Deed and the Supplemental Agency Agreement shall become effective] 2015;

“First Interest Payment Date” means 23 September 2015;

“First Interest Period” means the period beginning on and including the Interest Commencement Date and ending on (but excluding) the First Interest Payment Date;

“Interest Commencement Date” means the Effective Date;

“Interest Period” means successive semi-annual periods (except for the First Interest Period and the Last Interest Period), each of which shall start on (and shall include) an Interest Payment Date and shall end on (but shall exclude) the First Interest Payment Date, or the next following, Interest Payment Date (each, an “Interest Period”);

“Interest Payment Date” means 23 March and 23 September of each year and the Redemption Date (being the last Interest Payment Date), commencing on the First Interest Payment Date; and

“Last Interest Period” means when the Redemption Date falls on 23 January 2018 (or, if such day is not a business day, the next succeeding business day), the period beginning on and including 23 September 2017 and ending on (but excluding) the Redemption Date or, if the Redemption Date falls on 15 January 2016 (or, if such day is not a business day, the next succeeding business day), the period beginning on and including 23 September 2015 and ending on (but excluding) the Redemption Date;”

2.3.4	the first sentence of Condition 6.1 shall be deleted and replaced with the following:

“All the Notes will be redeemed at their outstanding principal amount together with accrued interest on 15 January 2016 or, if such day is not a business day, the next succeeding business day (the “Redemption Date”), unless the 2016 Notes Restructuring (as defined in the Loan Agreement) has occurred and notice of such occurrence is given by the Issuer under the Trust Deed (in the form as set out in Schedule 13 to this Trust Deed) to the Trustee and the Principal Paying Agent and to the Noteholders in accordance with Condition 15 on or before 5 January 2016, in which case the Redemption Date shall, for the avoidance of doubt, mean 23 January 2018 or, if such day is not a business day, the next succeeding business day. In the event that (a) the 2016 Notes Restructuring has not occurred or (b) the 2016 Notes Restructuring has occurred, but the Issuer has failed to give notice to the Trustee and the Principal Paying Agent and to the Noteholders in accordance with Condition 15 of the occurrence or failure to occur of the 2016 Notes Restructuring, in each case on or before 5 January 2016, the Redemption Date will, for the avoidance of doubt, remain to be 15 January 2016 or, if such day is not a business day, the next succeeding business day.

In the event that the 2016 Notes Restructuring has occurred, and notice thereof has been given by the Issuer under the Trust Deed to the Trustee and the Principal Paying Agent and to the Noteholders in accordance with Condition 15 on or before 5 January 2016 and unless previously prepaid or repaid under Condition 6 (Redemption and Purchase) or Condition 13 (Enforcement), the Notes will be redeemed at their outstanding principal amount together with accrued interest as provided in Condition 6.2A (Amortising Redemption) with the final Amortisation Date being 23 January 2018 or, if such day is not a business day, the next succeeding business day. The Trustee shall accept and rely on such notice without any further enquiry as sufficient evidence of such matters, in which event such certificate will be final, conclusive and binding on the Trustee (without responsibility or liability to any person), the Principal Paying Agent and the Noteholders.”

2.3.5	the following Condition 6.2A shall be inserted immediately after Condition 6.2 (Mandatory Redemption):

“6.2A Amortising Redemption

In the event that the 2016 Notes Restructuring has occurred, and notice thereof has been given by the Issuer under the Trust Deed to the Trustee and the Principal Paying Agent and to the Noteholders in accordance with Condition 15 on or before 5 January 2016 and unless previously redeemed or purchased and cancelled, the Notes will be redeemed by the Issuer in six instalments on each amortisation date specified in column A below (each an ‘‘Amortisation Date’’) at the related amortisation amount specified in column B below and calculated as at the relevant Amortisation Date (each an ‘‘Amortisation Amount’’). The outstanding principal amount of the Notes shall be reduced by the Amortisation Amount for all purposes with effect from the relevant Amortisation Date such that the outstanding aggregate principal amount of the Notes following such reduction shall be as specified in column C below, unless the payment of the relevant Amortisation Amount is improperly withheld or refused. In such a case, the relevant principal amount will remain outstanding until whichever is the earlier of (a) the day on which all sums due in respect of such Notes up to that day are received by or on behalf of the relevant Noteholders and (b) seven days after the Trustee or the Principal Paying Agent has notified the Noteholders of receipt of all sums due in respect of all the Notes up to that seventh day (except to the extent that there is a failure in the subsequent payment to the relevant holders under these Conditions). The Notes shall be finally redeemed on 23 January 2018 (or, if such a day is not a business day, the next succeeding business day), at their final Amortisation Amount (together with any outstanding interest or additional amounts).

Amortisation Date (A)	Amortisation Amount (B)	Outstanding Aggregate Amount of the Notes (C)
23 August 2016	20 per cent. of the outstanding aggregate principal amount of the Notes	80 per cent. of the outstanding aggregate principal amount of the Notes
23 February 2017	20 per cent. of the outstanding aggregate principal amount of the Notes	60 per cent. of the outstanding aggregate principal amount of the Notes
23 May 2017	15 per cent. of the outstanding aggregate principal amount of the Notes	45 per cent. of the outstanding aggregate principal amount of the Notes
23 August 2017	15 per cent. of the outstanding aggregate principal amount of the Notes	30 per cent. of the outstanding aggregate principal amount of the Notes
23 November 2017	15 per cent. of the outstanding aggregate principal amount of the Notes	15 per cent. of the outstanding aggregate principal amount of the Notes
23 January 2018	15 per cent. of the outstanding aggregate principal amount of the Notes	U.S.$0

In these Conditions, references to ‘‘principal’’ shall, unless the context requires otherwise, be deemed to include any Amortisation Amount.”.

3	Trust Deed

From and including the Effective Date, this Supplemental Trust Deed and the Trust Deed shall be deemed to be and regarded, read and construed as one and the same instrument and, accordingly, all references in the Trust Deed to “this Trust Deed”, “this Deed”, “the Trust Deed” or “the Deed” shall be deemed to refer to the Trust Deed as supplemented by this Supplemental Trust Deed.

A memorandum of this Supplemental Trust Deed shall be endorsed by the Trustee on the original of the Trust Deed, and by the Issuer, on the Effective Date.

4	Law and Jurisdiction
4.1	Governing law

This Supplemental Trust Deed and the Notes and any non-contractual obligations arising out of or in connection with them shall be governed by and construed in accordance with English law.

4.2	English courts

The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”), arising from or connected with this Supplemental Trust Deed or the Notes (including a dispute regarding the existence, validity or termination of this Supplemental Trust Deed or the Notes) or the consequences of their nullity.

4.3	Appropriate forum

The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

4.4	Rights of the Trustee and Noteholders to take proceedings outside England

Clause 4.2 is for the benefit of the Trustee and the Noteholders only. As a result, nothing in Clause 4 prevents the Trustee or any of the Noteholders from taking proceedings relating to a Dispute (“Proceedings”) in any other courts with jurisdiction. To the extent allowed by law, the Trustee or any of the Noteholders may take concurrent Proceedings in any number of jurisdictions.

5	Severability

In case any provision in or obligation under this Supplemental Trust Deed shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

6	Contracts (Rights of Third Parties) Act 1999

No person shall have any right to enforce any provision of this Supplemental Trust Deed under the Contracts (Rights of Third Parties) Act 1999.

7	Counterparts

This Supplemental Trust Deed may be executed in any number of counterparts, each of which shall be deemed an original.

Annex

Schedule 13
Form of Issuer 2016 Notes Restructuring Notice

To: Deutsche Trustee Company Limited as the Trustee

Winchester House,

1 Great Winchester Street,

London EC2N 2DB

United Kingdom

Fax: +44 20 7547 6149

For the attention of: Trust & Securities Services

To: Deutsche Bank AG, London Branch as Principal Paying Agent

Winchester House,

1 Great Winchester Street,

London EC2N 2DB

United Kingdom

Fax: +44 20 7547 6149

For the attention of: Trust & Securities Services

[Date]

Dear Sirs

U.S.$200,000,000 10.25 per cent. Loan Participation Notes due 2016 (extendable to 2018) issued by UK SPV Credit Finance plc (the “Issuer”) for the sole purpose of financing a loan to Public Joint-Stock Company Commercial Bank “PrivatBank” (the “Notes”)

Defined terms used herein shall have the same meanings as set out in the Trust Deed entered into by the Issuer and Deutsche Trustee Company Limited, dated 24 September 2010 constituting the Notes, as amended from time to time (the “Trust Deed”).

[The Issuer hereby notifies the Trustee and the Principal Paying Agent, in accordance with Condition 6.1 (Final Redemption) to the Terms and Conditions of the Notes and Clause 2.6 (Redemption) of the Trust Deed constituting the Notes that on [●] [2015/6] the Issuer received the attached certificate from the Borrower in accordance with Clause 6.1A (2016 Notes Restructuring Notification) of the Loan Agreement confirming that the 2016 Notes Restructuring Event (as defined in the Loan Agreement) has occurred (the “Borrower 2016 Notes Restructuring Certificate”). In accordance with Condition 6.1 (Final Redemption) of the terms and conditions of the Notes and Clause 2.6 (Redemption) of the Trust Deed, as a result of the giving of this notice, the Redemption Date of the Notes shall be 23 January 2018 (or, if such day is not a Business Day, the next succeeding Business Day) and the term “Redemption Date” shall be construed accordingly in the terms and conditions of the Notes and the Trust Deed.

On receipt of the Borrower 2016 Notes Restructuring Certificate, the Issuer hereby instructs the Principal Paying Agent: (i) to notify the Noteholders through Euroclear and/or Clearstream (the form of such notice to have been agreed in advance between the Issuer and the Borrower and approved by the Trustee) that the Issuer received the attached certificate from the Borrower in accordance with Clause 6.1A (2016 Notes Restructuring Notification) of the Loan Agreement confirming that the 2016 Notes Restructuring Event (as defined in the Loan Agreement) has occurred; (ii) to instruct Euroclear and/or Clearstream to extend the maturity of the Notes to 23 January 2018 (or, if such day is not a Business Day, the next succeeding Business Day); and (iii) on receipt from the Issuer of a duly signed new Global Note, to authenticate the new Global Note and to destroy the existing Global Note.]

Or

[The Issuer hereby notifies the Trustee and the Principal Paying Agent, in accordance with Condition 6.1 (Redemption) to the Terms and Conditions of the Notes and Clause 2.6 (Final Redemption) of the Trust Deed constituting the Notes that on [●] [2015/6] the Issuer received the attached certificate from the Borrower in accordance with Clause 6.1A (2016 Notes Restructuring Notification) of the Loan Agreement confirming that that the 2016 Notes Restructuring Event (as defined in the Loan Agreement) has not occurred (the “Borrower 2016 Notes No Restructuring Certificate”).

On receipt of the Borrower 2016 Notes No Restructuring Certificate, the Issuer hereby instructs the Principal Paying Agent to notify the Noteholders through Euroclear and/or Clearstream (the form of such notice to have been agreed in advance between the Issuer and the Borrower and approved by the Trustee) that the Issuer received the attached certificate from the Borrower in accordance with Clause 6.1A (2016 Notes Restructuring Notification) of the Loan Agreement confirming that the 2016 Notes Restructuring Event (as defined in the Loan Agreement) has not occurred.]

The Issuer hereby agrees and accepts that the Trustee and the Principal Paying Agent shall accept and rely on this notice and the [Borrower 2016 Notes Restructuring Certificate]/[Borrower 2016 Notes No Restructuring Certificate] without further enquiry as sufficient evidence of such matters and that such notice and the [Borrower 2016 Notes Restructuring Certificate]/[Borrower 2016 Notes No Restructuring Certificate] are final, conclusive and binding on the Trustee (without responsibility or liability to any person), the Principal Paying Agent and the Noteholders.

For the avoidance of doubt the Issuer is entitled to accept the [Borrower 2016 Notes Restructuring Certificate]/[Borrower 2016 Notes No Restructuring Certificate] as sufficient evidence of such matters as set out therein and shall not be bound to call for further evidence or be responsible for any liability that may be occasioned by its failing to do so.

Yours faithfully,

for and on behalf of

UK SPV CREDIT FINANCE LIMITED

By:

Attachment to Form of Issuer 2016 Notes Restructuring Notice

[copy of signed [Borrower 2016 Notes Restructuring Certificate] / [Borrower 2016 Notes No Restructuring Certificate] to be attached]

IN WITNESS WHEREOF this Supplemental Trust Deed has been executed as a deed by the parties hereto and is intended to be and is hereby delivered on the date first before written.

Executed as a deed by

UK SPV CREDIT FINANCE PLC

Acting by: ………………..

Name:

Title:

Witnessed by:

.................................................. Name:

Title:

Executed as a DEED by affixing
THE COMMON SEAL OF
DEUTSCHE TRUSTEE COMPANY LIMITED:

By:

Name:
Title:

By:

Name:
Title: